Exhibit 99.1
PART I

Item 1.	Business

Business Overview

HCC Insurance Holdings, Inc. is a Delaware corporation, which was formed in 1991. Its predecessor corporation was formed in 1974. Our principal executive offices are located at 13403 Northwest Freeway, Houston, Texas 77040, and our telephone number is (713) 690-7300. We maintain an Internet website at www.hcc.com. The reference to our Internet website address in this Report does not constitute the incorporation by reference of the information contained at the website in this Report. We will make available, free of charge through publication on our Internet website, a copy of our Annual Report on Form 10-K and quarterly reports on Form 10-Q and any current reports on Form 8-K or amendments to those reports, filed with or furnished to the Securities and Exchange Commission (SEC) as soon as reasonably practicable after we have filed or furnished such materials with the SEC.

As used in this report, unless otherwise required by the context, the terms “we,” “us” and “our” refer to HCC Insurance Holdings, Inc. and its consolidated subsidiaries and the term “HCC” refers only to HCC Insurance Holdings, Inc. All trade names or trademarks appearing in this report are the property of their respective holders.

We provide specialized property and casualty, surety, and group life, accident and health insurance coverages and related agency and reinsurance brokerage services to commercial customers and individuals. We concentrate our activities in selected, narrowly defined, specialty lines of business. We operate primarily in the United States, the United Kingdom, Spain, Bermuda and Ireland. Some of our operations have a broader international scope. We underwrite on both a direct basis, where we insure a risk in exchange for a premium, and on a reinsurance (assumed) basis, where we insure all or a portion of another, or ceding, insurance company’s risk in exchange for all or a portion of the ceding insurance company’s premium for the risk. We market our products both directly to customers and through a network of independent and affiliated brokers, producers, agents and third party administrators.

Since our founding, we have been consistently profitable, generally reporting annual increases in total revenue and shareholders’ equity. During the period 2004 through 2008, we had an average statutory combined ratio of 87.4% versus the less favorable 98.4% (source: A.M. Best Company, Inc.) recorded by the U.S. property and casualty insurance industry overall. During the period 2004 through 2008, our gross written premium increased from $2.0 billion to $2.5 billion, an increase of 27%, while net written premium increased 86% from $1.1 billion to $2.1 billion. During this period, our revenue increased from $1.3 billion to $2.3 billion, an increase of 77%. During the period December 31, 2004 through December 31, 2008, our shareholders’ equity increased 97% from $1.3 billion to $2.6 billion and our assets increased 41% from $5.9 billion to $8.3 billion.

Our insurance companies are risk-bearing and focus their underwriting activities on providing insurance and/or reinsurance in the following lines of business:

•	Diversified financial products

•	Group life, accident and health

•	Aviation

•	London market account

•	Other specialty lines

Our domestic operating insurance companies are rated “AA (Very Strong)” (3rd of 23 ratings) by Standard & Poor’s Corporation and “AA (Very Strong)” by Fitch Ratings (3rd of 21 ratings). Our international operating insurance companies are rated “AA (Very Strong)” by Standard & Poor’s Corporation. Avemco Insurance Company, HCC Life Insurance Company, Houston Casualty Company and U.S. Specialty Insurance Company are rated “A+ (Superior)” (2nd of 16 ratings) by A.M. Best Company, Inc. American Contractors

Indemnity Company, Perico Life Insurance Company, United States Surety Company and HCC Insurance Company are rated “A (Excellent)” (3rd of 16 ratings) by A.M. Best Company, Inc. Standard & Poor’s, Fitch Ratings and A.M. Best are internationally recognized independent rating agencies. These financial strength ratings are intended to provide an independent opinion of an insurer’s ability to meet its obligations to policyholders and are not evaluations directed at investors.

Our underwriting agencies underwrite on behalf of our insurance companies and in certain situations for other unaffiliated insurance companies. They receive fees for these services and do not bear any of the insurance risk of the companies for which they underwrite. Our underwriting agencies generate revenues based on fee income and profit commissions. The agencies specialize in the following types of business: contingency (including contest indemnification, event cancellation and weather coverages); directors’ and officers’ liability; individual disability (for athletes and other high profile individuals); kidnap and ransom; employment practices liability; marine; professional indemnity; public entity; various financial products; short-term medical; fidelity, difference in conditions (earthquake) and other specialty business. Our principal underwriting agencies are Covenant Underwriters, G.B. Kenrick & Associates, HCC Global Financial Products, HCC Indemnity Guaranty Agency, HCC Specialty Underwriters, MultiNational Underwriters, LLC, Professional Indemnity Agency and RA&MCO Insurance Services.

Our brokers provide reinsurance and insurance brokerage services for our insurance companies, agencies and our clients and receive fees for their services. A reinsurance broker structures and arranges reinsurance between insurers seeking to cede insurance risks and reinsurers willing to assume such risks. Reinsurance brokers do not bear any of the insurance risks of their client companies. They earn commission income, and to a lesser extent, fees for certain services, generally paid by the insurance and reinsurance companies with whom the business is placed. Insurance broker operations consist of consulting with retail and wholesale clients by providing information about insurance coverage and marketing, placing and negotiating particular insurance risks. Our brokers specialize in placing insurance and reinsurance for group life, accident and health, aviation, surety, marine, and property and casualty lines of business. Our brokers are Continental Underwriters and Rattner Mackenzie.

Our Strategy

Our business philosophy is to maximize underwriting profits and produce non-risk-bearing fee and commission income while limiting risk in order to preserve shareholders’ equity and maximize earnings. We concentrate our insurance writings in selected, narrowly defined, specialty lines of business in which we believe we can achieve an underwriting profit. We also rely on our experienced underwriting personnel and our access to and expertise in the reinsurance marketplace to achieve our strategic objectives. We market our insurance products both directly to customers and through affiliated and independent brokers, agents, producers and third party administrators.

The property and casualty insurance industry and individual lines of business within the industry are cyclical. There are times, particularly when there is excess capital in the industry or underwriting results have been good, when a large number of companies offer insurance on certain lines of business, causing premium rates and premiums written by companies to trend downward. During other times, insurance companies limit their writings in certain lines of business due to lack of capital or following periods of excessive losses. This results in an increase in premium rates and premiums for those companies that continue to write insurance in those lines of business.

In our insurance company operations, we believe our operational flexibility, which permits us to shift the focus of our insurance underwriting activity among our various lines of business, allows us to implement a strategy of emphasizing more profitable lines of business during periods of increased premium rates and de-emphasizing less profitable lines of business during periods of increased competition. In addition, we believe that our underwriting agencies and brokers complement our insurance underwriting activities. Our ability to utilize affiliated insurers, underwriting agencies and reinsurance brokers permits us to retain a greater portion of the gross revenue derived from our written premium.

Following a period in which premium rates rose substantially, premium rates in several of our lines of business became more competitive during the past five years. The rate decreases were more gradual than the prior rate increases; thus, our underwriting activities remain profitable. During the past several years, we expanded our underwriting activities and increased our retentions in response to these market conditions, to the increased spread provided by our overall book of business, and to our increased capital strength. During 2005 and 2006, we increased our retentions on certain of our lines of business that were not generally exposed to catastrophe risk and where profit margins were usually more predictable. These higher retention levels increased our net written and earned premium and have resulted in additional underwriting profits, investment income and net earnings.

Through reinsurance, our insurance companies transfer or cede all or part of the risk we have underwritten to a reinsurance company in exchange for all or part of the premium we receive in connection with the risk. We purchase reinsurance to limit the net loss to our insurance companies from both individual and catastrophic risks. The amount of reinsurance we purchase varies depending on, among other things, the particular risks inherent in the policies underwritten, the pricing of reinsurance and the competitive conditions within the relevant line of business.

When we decide to retain more underwriting risk in a particular line of business, we do so with the intention of retaining a greater portion of any underwriting profits without increasing our exposure to severe or catastrophe losses. In this regard, we may purchase less proportional or quota share reinsurance applicable to that line, thus accepting more of the risk but possibly replacing it with specific excess of loss reinsurance, in which we transfer to reinsurers both premium and losses on a non-proportional basis for individual and catastrophic risks above a retention point. Additionally, we may obtain facultative reinsurance protection on individual risks. In some cases, we may choose not to purchase reinsurance in a line of business in which we believe there has been a favorable loss history, our policy limits are relatively low or we determine there is a low likelihood of catastrophe exposure.

We also acquire or make strategic investments in companies that present an opportunity for future profits or for the enhancement of our business. We expect to continue to acquire complementary businesses. We believe that we can enhance acquired businesses through the synergies created by our underwriting capabilities and our other operations.

Our business plan is shaped by our underlying business philosophy, which is to maximize underwriting profit and net earnings while preserving and achieving long-term growth of shareholders’ equity. As a result, our primary objective is to increase net earnings rather than market share or gross written premium.

In our ongoing operations, we will continue to:

•	emphasize the underwriting of lines of business in which there is an anticipation of underwriting profits based on various factors including premium rates, the availability and cost of reinsurance, policy terms and conditions, and market conditions,

•	limit our insurance companies’ aggregate net loss exposure from a catastrophic loss through the use of reinsurance for those lines of business exposed to such losses and diversification into lines of business not exposed to such losses, and

•	consider the potential acquisition of specialty insurance operations and other strategic investments.

Industry Segment and Geographic Information

Financial information concerning our operations by industry segment and geographic data is included in the Consolidated Financial Statements and Notes thereto.

Acquisitions

We have made a series of acquisitions that have furthered our overall business strategy. Our major transactions during the last three years are described below:

On July 1, 2006, we acquired G.B. Kenrick & Associates, Inc., an underwriting agency located in Auburn Hills, Michigan, recognized as a premier underwriter of public entity insurance. Kenrick operates as a subsidiary of Professional Indemnity Agency.

On October 2, 2006, we acquired the assets of the Health Products Division of Allianz Life Insurance Company of North America (the Health Products Division) for cash consideration of $140.0 million and assumed the outstanding loss reserves. The Health Products Division’s operations include medical stop-loss insurance for self-insured corporations and groups; medical excess insurance for HMOs; provider excess insurance for integrated delivery systems; excess medical reinsurance to small and regional insurance carriers; and LifeTrac, a network for providing organ and bone marrow transplants. We integrated the Health Products Division’s operations into HCC Life Insurance Company.

On January 2, 2008, we acquired MultiNational Underwriters, LLC, an underwriting agency located in Indianapolis, Indiana for cash consideration of $42.7 million and possible additional cash consideration depending upon future underwriting profit levels. This agency writes domestic and international short-term medical insurance. We formed Syndicate 4141 at Lloyd’s of London to write the international business.

In the fourth quarter of 2008, we acquired four underwriting agencies for total consideration of $29.9 million. On October 1, 2008 we acquired the Criminal Justice division of U.S. Risk Insurance Brokers. Rebranded Pinnacle Underwriting Partners, this newly established underwriting agency, located in Scottsdale, Arizona, serves the private detention and security industry. On November 1, 2008, we acquired Cox Insurance Group, a medical stop-loss managing general underwriter covering the Midwestern United States. On December 1, 2008, we acquired Arrowhead Public Risk, a division of Arrowhead General Insurance Agency, Inc., a managing general agency based in Richmond, Virginia, specializing in risk management for the public entity sector. On December 31, 2008, we acquired VMGU Insurance Agency, a leading underwriter of the lumber, building materials, forest products and woodworking industries, based in Waltham, Massachusetts.

On December 3, 2008, we announced that the Company had executed an agreement to acquire Surety Company of the Pacific, a leading writer of license and permit bonds headquartered in Encino, California. This transaction closed on February 28, 2009.

We continue to evaluate acquisition opportunities, and we may complete additional acquisitions during 2009. Any future acquisitions will be designed to expand and strengthen our existing lines of business or to provide access to additional specialty sectors, which we expect to contribute to our overall growth.

Insurance Company Operations

Lines of Business

This table shows our insurance companies’ total premium written, otherwise known as gross written premium, by line of business and the percentage of each line to total gross written premium (dollars in thousands):

	2008		2007		2006

Diversified financial products	$1,051,722	42%	$963,355	39%	$956,057	43%
Group life, accident and health	829,903	33	798,684	33	621,639	28
Aviation	185,786	8	195,809	8	216,208	10
London market account	175,561	7	213,716	9	234,868	10
Other specialty lines	251,021	10	280,040	11	205,651	9
Discontinued lines of business	4,770	—	(425)	—	1,225	—

Total gross written premium	$2,498,763	100%	$2,451,179	100%	$2,235,648	100%

This table shows our insurance companies’ actual premium retained, otherwise known as net written premium, by line of business and the percentage of each line to total net written premium (dollars in thousands):

	2008		2007		2006

Diversified financial products	$872,007	42%	$771,648	39%	$794,232	44%
Group life, accident and health	789,479	38	759,207	38	590,811	33
Aviation	136,019	7	145,761	7	166,258	9
London market account	107,234	5	118,241	6	127,748	7
Other specialty lines	151,120	8	191,151	10	133,481	7
Discontinued lines of business	4,759	—	(399)	—	22	—

Total net written premium	$2,060,618	100%	$1,985,609	100%	$1,812,552	100%

This table shows our insurance companies’ net written premium as a percentage of gross written premium, otherwise referred to as percentage retained, for our continuing lines of business:

	2008	2007	2006

Diversified financial products	83%	80%	83%
Group life, accident and health	95	95	95
Aviation	73	74	77
London market account	61	55	54
Other specialty lines	60	68	65

Consolidated percentage retained	82%	81%	81%

Underwriting

We underwrite business produced through affiliated underwriting agencies, through independent and affiliated brokers, producers and third party administrators, and by direct marketing efforts. We also write facultative or individual account reinsurance, as well as some treaty reinsurance business.

Diversified Financial Products

We underwrite a variety of financial insurance risks in our diversified financial products line of business. These risks include:

• directors’ and officers’ liability	• surety and credit
• employment practices liability	• fidelity
• professional indemnity	• various financial products

We began to underwrite this line of business through a predecessor company in 1977. Our insurance companies started participating in this business in 2001. We have substantially increased our level of business through the acquisition of a number of agencies and insurance companies that operate in this line of business, both domestically and internationally. Each of the acquired entities has significant experience in its respective specialty within this line of business. We have also formed entities developed around teams of experienced underwriters that offer these products.

In 2002 and 2003, following several years of insurance industry losses, significant rate increases were experienced throughout our diversified financial products line of business, particularly directors’ and officers’ liability, which we began underwriting in 2002. We benefited greatly from these improved conditions despite the fact that we had not been involved in the past losses. Rates softened between 2004 and 2008 for some of the products in this line and increased for other products in 2008, but our underwriting margins are still very profitable. There is also considerable investment income derived from diversified financial products due to the extended periods involved in claims resolution. Although individual losses in the directors’ and officers’ public company liability business may have potential severity, the remainder of the diversified financial products business is less volatile with relatively low limits.

Group Life, Accident and Health

We write medical stop-loss business through HCC Life Insurance Company and, since its December 2005 acquisition, Perico Life Insurance Company. Our medical stop-loss insurance provides coverages to companies, associations and public entities that elect to self-insure their employees’ medical coverage for losses within specified levels, allowing them to manage the risk of excessive health insurance exposure by limiting aggregate and specific losses to a predetermined amount. We first began writing this business through a predecessor company in 1980. Our insurance companies started participating in this business in 1997. This line of business has grown both organically and through acquisitions. We are considered a market leader in medical stop-loss insurance. We also underwrite a small program of group life insurance, offered to our insureds as a complement to our medical stop-loss products.

Premium rates for medical stop-loss business rose substantially beginning in 2000 and, although competition has increased in recent years and the amount of premium rate increases has decreased, underwriting results have remained profitable. Premium rate increases together with deductible increases are still adequate to cover medical cost trends. Medical stop-loss business has relatively low limits, a low level of catastrophe exposure, a generally predictable result and a short time span between the writing of premium, the reporting of claims and the payment of claims. We currently buy no reinsurance for this line of business.

Our risk management business is composed of provider excess, HMO and medical excess risks. This business has relatively lower limits and a low level of catastrophe exposure. The business is competitive, but remains profitable.

We began writing alternative workers’ compensation and occupational accident insurance in 1996. This business is currently written through U.S. Specialty Insurance Company. These products have relatively low limits, a relatively low level of catastrophe exposure and a generally predictable result.

With the acquisition of MultiNational Underwriters, LLC, we began writing short-term domestic and international medical insurance that covers individuals when there is a lapse in coverage or when traveling internationally. This business has relatively low limits and the term is generally of short duration. This business is primarily produced on an internet platform.

Aviation

We are a market leader in the general aviation insurance industry insuring aviation risks, both domestically and internationally. Types of aviation business we insure include:

• antique and vintage military aircraft	• fixed base operations
• cargo operators	• military law enforcement aircraft
• commuter airlines	• private aircraft owners
• corporate aircraft	• rotor wing aircraft

We offer coverages that include hulls, engines, avionics and other systems, liabilities, cargo and other ancillary coverages. We generally do not insure major airlines, major manufacturers, products or satellites. Insurance claims related to general aviation business tend to be seasonal, with the majority of the claims being incurred during warm weather months.

We have been underwriting aviation risks through Houston Casualty Company since 1981 and Avemco Insurance Company and U.S. Specialty Insurance Company, which were acquired in 1997, have written this business since 1959. We are one of the largest writers of personal aircraft insurance in the United States. Our aviation gross premium has remained relatively stable since 1998, but it has decreased slightly in 2007 and 2008 due to competition and decreasing rates, principally in the domestic business. We have generally increase our retentions since 1998 as this business is predominantly written with small limits and has generally predictable results. The market related to international risks is very competitive and has seen rate decreases over the last few years, but is now showing signs of stabilizing.

London Market Account

Our London market account business consists of marine, energy, property, and accident and health business and has been primarily underwritten by Houston Casualty Company’s London branch office. During 2006, we began to utilize HCC International Insurance Company to underwrite the non-U.S. based risks for this line of business. This line includes most of our catastrophe exposures. We have underwritten these risks for more than 15 years, increasing or decreasing our premium volume depending on market conditions, which can be very volatile in this line. The following table presents the details of net premium written within the London market account line of business (in thousands):

	2008	2007	2006

Marine	$14,413	$30,685	$26,664
Energy	44,554	45,962	57,619
Property	28,827	19,856	18,049
Accident and health	19,440	21,738	25,416

Total London market account net written premium	$107,234	$118,241	$127,748

We underwrite marine risks for ocean-going vessels including hull, protection and indemnity, liabilities and cargo. We have underwritten marine risks since 1984 in varying amounts depending on market conditions.

In our energy business, we underwrite physical damage, business interruption and other ancillary coverages. We have been underwriting both onshore and offshore energy risks since 1988. This business includes but is not limited to:

• drilling rigs	• petrochemical plants
• gas production and gathering platforms	• pipelines
• natural gas facilities	• refineries

Rates were relatively low for an extended period of time, reaching levels where underwriting profitability was difficult to achieve. As a result, we have underwritten energy risks on a very selective basis, striving for quality rather than quantity. Underwriting profitability was adversely impacted by hurricane activity that occurred in 2004 and 2005, but this resulted in 2006 rates increasing substantially and policy conditions becoming more stringent. Competitive pressures increased in 2007, adversely affecting prices, causing us to write less of this business. The business was very profitable in 2006 and 2007 because there were no catastrophe losses. The business was adversely affected by two hurricanes in 2008 but the business was still profitable principally as a result of our reinsurance coverage in force. We continue to reinsure much of our catastrophe exposure, buying substantial amounts of reinsurance on an excess of loss basis.

We underwrite property business specializing in risks of large, often multinational, corporations, covering a variety of commercial properties, which include but are not limited to:

• factories	• office buildings
• hotels	• retail locations
• industrial plants	• utilities

We have written property business since 1986, including business interruption, physical damage and catastrophe risks, such as flood and earthquake. Rates increased significantly following September 11, 2001, but trended downward by 2005 despite the hurricane activity in 2004. Massive losses from hurricanes in 2005 resulted in substantial rate increases, but due to over capacity, policy conditions have remained unchanged, unlike energy risks. Accordingly, we substantially reduced our involvement in policies with exposures in the Florida and U.S. Gulf Coast regions. We continue to buy substantial catastrophe reinsurance, unlike many industry participants, which was shown to be adequate during 2004 and 2005 when large amounts of industry capital were lost. While the hurricane activity seriously affected our earnings in the third quarters of 2004 and 2005, we still were able to produce record annual earnings in those years. This business was profitable in 2006 and 2007 as there were no significant catastrophe losses, and in 2008 despite the losses from two hurricanes.

We began writing London market accident and health risks in 1996, including trip accident, medical and disability. Due to past experience and other market factors, we significantly decreased premiums starting in 2004, although our business is now much more stable and profitable.

Our London market account is reinsured principally on an excess of loss basis. We closely monitor catastrophe exposure and purchase reinsurance to limit our net exposure to a level such that any loss is not expected to impact our capital or exceed our net earnings in the affected quarter. Previous net catastrophe losses from Hurricane Andrew in 1992, the Northridge Earthquake in 1994, the terrorist attacks on September 11, 2001, and the hurricanes of 2004, 2005 and 2008 did not exceed our net earnings in the quarter when each occurred.

Other Specialty Lines

In addition to the above, we underwrite various other specialty lines of business, including different types of property and liability business, such as event cancellation, contingency, film completion, public entity and U.K. liability. We had an assumed quota share contract for surplus lines business that expired in March 2008. Individual premiums by type of business are not material to the Other Specialty Lines line of business.

Insurance Companies

Houston Casualty Company

Houston Casualty Company is our largest insurance company subsidiary. It is domiciled in Texas and insures risks worldwide. Houston Casualty Company underwrites business produced by independent agents and brokers, affiliated underwriting agencies, reinsurance brokers, and other insurance and reinsurance companies. Houston Casualty Company writes diversified financial products, aviation, London market account and other specialty lines of business. Houston Casualty Company’s 2008 gross written premium, including Houston Casualty Company-London, was $586.4 million.

Houston Casualty Company-London

Houston Casualty Company operates a branch office in London, England, in order to more closely align its underwriting operations with the London market, a historical focal point for some of the business that it underwrites. In 2006, we focused the underwriting activities of Houston Casualty Company-London’s office on risks based in the United States but written in the London market. We began to use HCC International Insurance Company as a platform for much of the European and other international risks previously underwritten by Houston Casualty Company-London.

HCC International Insurance Company

HCC International Insurance Company PLC writes diversified financial products business, primarily surety, credit and professional indemnity products, and non-United States based London market account risks. HCC International Insurance Company has been in operation since 1982 and is domiciled in the United Kingdom. HCC International Insurance Company’s 2008 gross written premium was $233.9 million. We intend to continue to expand the underwriting activities of HCC International Insurance Company and to use it as an integral part of a European platform for our international insurance operations.

U.S. Specialty Insurance Company

U.S. Specialty Insurance Company is a Texas-domiciled property and casualty insurance company. It primarily writes diversified financial products, aviation and accident and health business. U.S. Specialty Insurance Company acts as an issuing carrier for certain business underwritten by our underwriting agencies. U.S. Specialty Insurance Company’s gross written premium in 2008 was $555.6 million.

HCC Life Insurance Company

HCC Life Insurance Company is an Indiana-domiciled life insurance company. It operates as primarily a larger group life, accident and health insurer. Its primary products are medical stop-loss and medical excess business. This business is produced by unaffiliated agents, brokers and third party administrators. In 2006, the Health Products Division was acquired and integrated into HCC Life Insurance Company. HCC Life Insurance Company’s gross written premium in 2008 was $692.1 million.

Avemco Insurance Company

Avemco Insurance Company is a Maryland-domiciled property and casualty insurer and operates as a direct market underwriter of general aviation business. It has also been an issuing carrier for accident and health business and some other lines of business underwritten by our underwriting agencies and an affiliated underwriting agency. Avemco Insurance Company’s gross written premium in 2008 was $48.5 million.

American Contractors Indemnity Company

American Contractors Indemnity Company is a California-domiciled surety company. It writes court, specialty contract, license and permit, and bail bonds. American Contractors Indemnity Company has been in operation since 1990 and operates as a part of our HCC Surety Group. American Contractors Indemnity Company’s 2008 gross written premium was $87.5 million.

HCC Europe

Houston Casualty Company Europe, Seguros y Reaseguros, S.A. is a Spanish insurer. It underwrites diversified financial products business. HCC Europe is also an issuing carrier for diversified financial products business underwritten by an affiliated underwriting agencies and has been in operation since 1978. HCC Europe’s gross written premium in 2008 was $129.4 million.

HCC Reinsurance Company

HCC Reinsurance Company Limited is a Bermuda-domiciled reinsurance company that writes assumed reinsurance from our insurance companies and a limited amount of direct insurance. HCC Reinsurance Company is an issuing carrier for diversified financial products business underwritten by our underwriting agency, HCC Indemnity Guaranty. HCC Reinsurance Company also reinsures our proportional interests in Lloyd’s of London Syndicates 4040 and 4141. HCC Reinsurance Company’s gross written premium in 2008 was $135.0 million.

HCC Specialty Insurance Company

HCC Specialty Insurance Company is an Oklahoma-domiciled property and casualty insurance company in operation since 2002. It writes diversified financial products and other specialty lines of business produced by affiliated underwriting. HCC Specialty Insurance Company’s gross written premium in 2008 was $21.5 million and was 100% ceded to Houston Casualty Company.

United States Surety Company

United States Surety Company is a Maryland-domiciled surety company that has been in operation since 1996. It writes contract bonds and operates as a part of our HCC Surety Group. United States Surety Company’s 2008 gross written premium was $24.7 million.

Perico Life Insurance Company

Perico Life Insurance Company was a previously dormant company acquired in December 2005 and is a Delaware-domiciled life insurance company. Perico Life Insurance Company now operates as primarily a small group life, accident and health insurer. Its principal product is medical stop-loss business. In 2006, we consolidated the operations of Perico Ltd. into Perico Life Insurance Company. Perico Life Insurance Company’s 2008 gross written premium was $52.3 million.

HCC Insurance Company

HCC Insurance Company is an Indiana-domiciled property and casualty insurance company. It writes business included in our other specialty lines of business that is produced by one of our underwriting agencies. HCC Insurance Company’s gross written premium in 2008 was $13.5 million and was 100% ceded to Houston Casualty Company.

Lloyd’s of London Syndicates

We currently have an 87% participation in Lloyd’s of London Syndicate 4040, which writes business included in our other specialty lines of business, and a 100% participation in recently formed Lloyd’s of London Syndicate 4141, which writes business in our group life, accident and health line of business. These syndicates are managed by HCC Underwriting Agency, Ltd. (UK). Our participation in these syndicates is reinsured by HCC Reinsurance Company. We expect to use our Lloyd’s of London platform and the licenses it affords us to write business that is unique to Lloyd’s of London and to write business in countries where our other insurance companies are not currently licensed.

Pioneer General Insurance Company

Pioneer General Insurance Company, which was acquired in 2007, primarily writes a small amount of bail bond business in Colorado.

Underwriting Agency Operations

Historically, we have acquired underwriting agencies with seasoned books of business and experienced underwriters. These agencies control the distribution of their business. After we acquire an agency, we generally begin to write some or all of its business through our insurance companies, and, in some cases, the insurance companies reinsure some of the business with unaffiliated insurance companies. Over time, we retain greater percentages of this business, reducing the revenues of our underwriting agencies, but increasing our underwriting profits. We have also consolidated certain of our underwriting agencies with our insurance companies when our retention of their business approached 100%. We plan to continue this process into the future.

Our underwriting agencies act on behalf of affiliated and unaffiliated insurance companies and provide insurance underwriting management and claims administration services. Our underwriting agencies do not assume any insurance or reinsurance risk themselves and generate revenues based entirely on fee income and profit commissions. These subsidiaries are in a position to direct and control business they produce. Our insurance companies serve as policy issuing companies for the majority of the business written by our underwriting agencies. If an unaffiliated insurance company serves as the policy issuing company, our insurance companies may reinsure the business written by our underwriting agencies. Our underwriting agencies generated total revenue in 2008 of $162.1 million.

Professional Indemnity Agency

Professional Indemnity Agency, Inc., based in Mount Kisco, New York and with operations in San Francisco, California, Concord, California, and Auburn Hills, Michigan, acts as an underwriting manager for diversified financial products specializing in directors’ and officers’ liability and professional indemnity, kidnap and ransom, employment practice liability, public entity, fidelity, difference in conditions (earthquake) and other specialty lines of business on behalf of affiliated and unaffiliated insurance companies. It has been in operation since 1977.

HCC Specialty Underwriters

HCC Specialty Underwriters Inc., with its home office in Wakefield, Massachusetts and with branch offices in London, England, Los Angeles, California and New York, New York, acts as an underwriting manager for sports disability, contingency, film completion and other group life, accident and health and specialty lines of business on behalf of affiliated and unaffiliated insurance companies. It has been in operation since 1982.

HCC Global Financial Products

HCC Global Financial Products, LLC acts as an underwriting manager for diversified financial products, specializing in directors’ and officers’ liability business on behalf of affiliated insurance companies. It has been in operation since 1999, underwriting domestic business from Farmington, Connecticut, Jersey City, New Jersey and Houston, Texas and international business from Barcelona, Spain, London, England, and Miami, Florida.

Covenant Underwriters

Covenant Underwriters, Ltd. is an underwriting agency based in Covington, Louisiana with an office in New York, New York, specializing in commercial marine insurance underwritten on behalf of affiliated and unaffiliated insurance companies. It has been in operation through predecessor entities since 1993.

HCC Indemnity Guaranty Agency

HCC Indemnity Guaranty Agency, Inc. is an underwriting agency based in New York, New York, specializing in writing insurance and reinsurance related to various financial products. It writes on behalf of affiliated insurance companies. It has been in operation since 2004.

HCC Underwriting Agency, Ltd. (UK)

HCC Underwriting Agency, Ltd. (UK) is a managing agent for two Lloyd’s of London syndicates, Syndicates 4040 and 4141, which specialize in United Kingdom third party liability, employers’ liability, and short-term medical risks. One of our insurance companies is a participant in these syndicates, with current participation of 87% in Syndicate 4040 and 100% in Syndicate 4141. We plan to use HCC Underwriting Agency, Ltd. (UK) and its managed syndicates as a platform for expanding our operations within the Lloyd’s of London market. HCC Underwriting Agency, Ltd. (UK) has been in operation since 2004.

MultiNational Underwriters, LLC

MultiNational Underwriters, LLC, based in Indianapolis, Indiana, is an underwriting agency specializing in domestic and international short-term medical insurance, which is written principally through an internet platform. The domestic business is written on behalf of one of our domestic insurance companies and the international business is written by Lloyd’s of London Syndicate 4141, which is managed by one of our subsidiaries and in which we have a 100% participation.

Reinsurance and Insurance Broker Operations

Our reinsurance and insurance brokers provide a variety of services, including marketing, placing, consulting on and servicing insurance risks for their clients, which include medium to large corporations, unaffiliated and affiliated insurance and reinsurance companies, and other risk-taking entities. The brokers earn commission income and, to a lesser extent, fees for certain services, which are generally paid by the underwriters with whom the business is placed. Some of these risks may be initially underwritten by our insurance companies, and they may retain a portion of the risk. Total revenue generated by our brokers in 2008 amounted to $26.3 million.

Rattner Mackenzie

Rattner Mackenzie Limited is a reinsurance broker based in London, England. Rattner Mackenzie specializes in group life, accident and health reinsurance and some specialty property and casualty lines of business. It operates as a Lloyd’s of London broker for insurance and reinsurance business placed on behalf of unaffiliated and affiliated insurance companies, reinsurance companies and underwriting agencies and has been in operation since 1989.

Continental Underwriters

Continental Underwriters Ltd. is an insurance broker based in Covington, Louisiana, specializing in commercial marine insurance and has been in operation since 1970.

Other Operations

Other operating income consists of the following:

•	equity in the earnings of mainly insurance-related companies in which we invest,

•	dividends and interest from certain other insurance-related strategic investments and gains or losses from the disposition of these investments,

•	income related to two mortgage impairment insurance contracts which, while written as insurance policies, receive accounting treatment as derivative financial instruments,

•	income related to a mortgage guaranty reinsurance contract which is accounted for utilizing deposit accounting,

•	the profit or loss from a portfolio of trading securities, and

•	other miscellaneous income.

Other operating income was $9.6 million in 2008 and $43.5 million in 2007, and can vary considerably from period to period depending on the amount of investment or disposition activity. In the fourth quarter of 2006, we began liquidating our trading portfolio, a process that was completed in 2007 with the exception of two investment positions which were sold in 2008. We invested the proceeds primarily in fixed income securities.

Operating Ratios

Premium to Surplus Ratio

This table shows the ratio of statutory gross written premium and net written premium to statutory policyholders’ surplus for our property and casualty insurance companies (dollars in thousands):

	2008		2007	2006	2005	2004

Gross written premium	$2,510,612		$2,460,498	$2,243,843	$2,049,116	$1,992,361
Net written premium	2,064,091		1,985,641	1,812,896	1,495,931	1,121,343
Policyholders’ surplus	1,852,684		1,744,889	1,342,054	1,110,268	844,851
Gross written premium ratio	135.5%		141.0%	167.2%	184.6%	235.8%
Gross written premium industry average(1)		*	160.7%	171.0%	192.7%	201.6%
Net written premium ratio	111.4%		113.8%	135.1%	134.7%	132.7%
Net written premium industry average(1)	90.0	%**	84.2%	90.4%	99.8%	108.5%

(1)	Source: A.M. Best Company, Inc.
*	Not available
**	Estimated by A.M. Best Company, Inc.

While there is no statutory requirement regarding a permissible premium to policyholders’ surplus ratio, guidelines established by the National Association of Insurance Commissioners provide that a property and casualty insurer’s annual statutory gross written premium should not exceed 900% and net written premium should not exceed 300% of its policyholders’ surplus. However, industry and rating agency guidelines place these ratios at 300% and 200%, respectively. Our property and casualty insurance companies have maintained ratios lower than such guidelines.

Combined Ratio — GAAP

The underwriting experience of a property and casualty insurance company is indicated by its combined ratio. The GAAP combined ratio is a combination of the loss ratio (the ratio of incurred losses and loss adjustment expenses to net earned premium) and the expense ratio (the ratio of policy acquisition costs and other underwriting expenses, net of ceding commissions, to net earned premium). We calculate the GAAP combined ratio using financial data derived from our consolidated financial statements reported under accounting principles generally accepted in the United States of America (generally accepted accounting principles). Our insurance companies’ GAAP loss ratios, expense ratios and combined ratios are shown in the following table:

	2008	2007	2006	2005	2004

Loss ratio	60.4%	59.6%	59.2%	67.1%	63.8%
Expense ratio	25.0	23.8	25.0	26.1	26.7

Combined ratio — GAAP	85.4%	83.4%	84.2%	93.2%	90.5%

Combined Ratio — Statutory

The statutory combined ratio is a combination of the loss ratio (the ratio of incurred losses and loss adjustment expenses to net earned premium) and the expense ratio (the ratio of policy acquisition costs and other underwriting expenses, net of ceding commissions, to net written premium). We calculate the statutory combined ratio using financial data derived from the combined financial statements of our insurance company subsidiaries reported in accordance with statutory accounting principles. Our insurance companies’ statutory loss ratios, expense ratios and combined ratios are shown in the following table:

	2008	2007	2006	2005	2004

Loss ratio	60.8%	60.6%	60.0%	67.1%	64.3%
Expense ratio	24.3	23.9	24.0	25.5	26.7

Combined ratio — Statutory	85.1%	84.5%	84.0%	92.6%	91.0%

Industry average	104.7%*	95.7%	92.5%	100.7%	98.3%

*	Estimated by A. M. Best Company, Inc.

The statutory ratio data is not intended to be a substitute for results of operations in accordance with generally accepted accounting principles. We believe including this information is useful to allow a comparison of our operating results with those of other companies in the insurance industry. The source of the industry average is A.M. Best Company, Inc. A.M. Best Company, Inc. reports insurer performance based on statutory financial data to provide more standardized comparisons among individual companies and to provide overall industry performance. This data is not an evaluation directed at investors.

Reserves

Our net loss and loss adjustment expense reserves are composed of reserves for reported losses and reserves for incurred but not reported losses (which include provisions for potential movement in reported losses, as well as for claims that have occurred but have not yet been reported to us), less a reduction for reinsurance recoverables related to those reserves. Reserves are recorded by product line and are undiscounted, except for reserves related to acquisitions.

The process of estimating our loss and loss adjustment expense reserves involves a considerable degree of judgment by management and is inherently uncertain. The recorded reserves represent management’s best estimate of unpaid loss and loss adjustment expense by line of business. Because we provide insurance coverage in specialized lines of business that often lack statistical stability, management considers many factors and not just actuarial point estimates in determining ultimate expected losses and the level of net reserves required and recorded.

To record reserves on our lines of business, we utilize expected loss ratios, which management selects based on the following:

•	information used to price the applicable policies,

•	historical loss information where available,

•	any public industry data for that line or similar lines of business,

•	an assessment of current market conditions, and

•	a claim-by-claim review by management, where actuarial homogenous data is unavailable.

Management also considers the point estimates and ranges calculated by our actuaries, together with input from our experienced underwriting and claims personnel. Because of the nature and complexities of the specialized types of business we insure, management may give greater weight to the expectations of our underwriting and claims personnel, who often perform a claim by claim review, rather than to the actuarial estimates. However, we utilize the actuarial point and range estimates to monitor the adequacy and reasonableness of our recorded reserves.

Each quarter, management compares recorded reserves to the most recent actuarial point estimate and range for each line of business. If the recorded reserves vary significantly from the actuarial point estimate, management determines the reasons for the variances and may adjust the reserves up or down to an amount that, in management’s judgment, is adequate based on all of the facts and circumstances considered, including the actuarial point estimates. We consistently maintain total consolidated net reserves above the total actuarial point estimate but within the actuarial range.

Our actuaries utilize standard actuarial techniques in making their actuarial point estimates. These techniques require a high degree of judgment, and changing conditions can cause fluctuations in the reserve estimates. We believe that our review process is effective, such that any required changes are recognized in the period of change as soon as the need for the change is evident. Reinsurance recoverables offset our gross reserves based upon the contractual terms of our reinsurance agreements.

With the exception of 2004, our net reserves historically have shown favorable development except for the effects of losses from commutations, which we have completed in the past and may negotiate in the future. Commutations can produce adverse prior year development since, under generally accepted accounting principles, any excess of undiscounted reserves assumed over assets received must be recorded as a loss at the time the commutation is completed. Economically, the loss generally represents the discount for the time value of money that will be earned over the payout of the reserves; thus, the loss may be recouped as investment income is earned on the assets received. Based on our reserving techniques and our past results, we believe that our net reserves are adequate.

The reserving process is intended to reflect the impact of inflation and other factors affecting loss payments by taking into account changes in historical payment patterns and perceived trends. There is no precise method for the subsequent evaluation of the adequacy of the consideration given to inflation, or to any other specific factor, or to the way one factor may impact another.

We underwrite risks that are denominated in a number of foreign currencies and, therefore, maintain loss reserves with respect to these policies in the respective currencies. These reserves are subject to exchange rate fluctuations, which may have an effect on our net earnings. Generally, we match the reserves denominated in foreign currencies with assets denominated in the same currency resulting in a natural hedge that mitigates the effects of exchange rate fluctuation.

The loss development triangles show changes in our reserves in subsequent years from the prior loss estimates, based on experience at the end of each succeeding year, on the basis of generally accepted accounting principles. The estimate is increased or decreased as more information becomes known about the frequency and severity of losses for individual years. A redundancy means the original estimate was higher than the current estimate; a deficiency means that the current estimate is higher than the original estimate.

The first line of each loss development triangle presents, for the years indicated, our gross or net reserve liability, including the reserve for incurred but not reported losses. The first section of each table shows, by year, the cumulative amounts of loss and loss adjustment expense paid at the end of each succeeding year. The second section sets forth the re-estimates in later years of incurred losses, including payments, for the years indicated. The “cumulative redundancy (deficiency)” represents, at the date indicated, the difference between the latest re-estimated liability and the reserves as originally estimated.

This loss development triangle shows development in loss reserves on a gross basis (in thousands):

	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999	1998

Balance sheet reserves	$3,415,230	$3,227,080	$3,097,051	$2,813,720	$2,089,199	$1,525,313	$1,158,915	$1,132,258	$944,117	$871,104	$460,511
Reserve adjustments from acquisition and disposition of subsidiaries	—	32,131	28,348	15,427	3,368	—	5,587	—	(66,571)	(32,437)	(136)

Adjusted reserves	3,415,230	3,259,211	3,125,399	2,829,147	2,092,567	1,525,313	1,164,502	1,132,258	877,546	838,667	460,375
Cumulative paid at:
One year later		902,352	797,217	689,126	511,766	396,077	418,809	390,232	400,279	424,379	229,746
Two years later			1,260,672	1,077,954	780,130	587,349	548,941	612,129	537,354	561,246	367,512
Three years later				1,385,011	993,655	772,095	659,568	726,805	667,326	611,239	419,209
Four years later					1,144,350	866,025	823,760	803,152	720,656	686,730	435,625
Five years later						1,002,058	886,458	921,920	758,126	721,011	453,691
Six years later							1,003,780	1,009,049	835,994	725,639	462,565
Seven years later								1,101,393	924,803	752,733	462,126
Eight years later									964,763	817,615	464,748
Nine years later										844,300	474,358
Ten years later											475,970
Re-estimated liability at:
End of year	3,415,230	3,259,211	3,125,399	2,829,147	2,092,567	1,525,313	1,164,502	1,132,258	877,546	838,667	460,375
One year later		3,187,167	3,034,778	2,825,846	2,121,839	1,641,426	1,287,003	1,109,098	922,080	836,775	550,409
Two years later			2,918,269	2,714,374	2,115,671	1,666,931	1,393,143	1,241,261	925,922	868,438	545,955
Three years later				2,631,477	2,028,501	1,690,729	1,464,448	1,384,608	1,099,657	854,987	547,179
Four years later					2,002,477	1,619,744	1,506,360	1,455,046	1,102,636	900,604	537,968
Five years later						1,639,621	1,453,674	1,480,193	1,135,143	887,272	522,183
Six years later							1,467,540	1,433,630	1,137,652	894,307	521,399
Seven years later								1,462,481	1,079,353	899,212	513,918
Eight years later									1,113,971	879,805	511,323
Nine years later										881,947	497,774
Ten years later											493,167
Cumulative redundancy (deficiency)		$72,044	$207,130	$197,670	$90,090	$(114,308)	$(303,038)	$(330,223)	$(236,425)	$(43,280)	$(32,792)

The gross redundancies reflected in the above table for 2004 through 2007 resulted primarily from the following activity:

•	Excluding certain runoff business described below, during 2008, we recorded favorable development of $106.2 million. Most of this was from our diversified financial products line of business on the 2005 and prior underwriting years, our London market account for the 2005 and prior accident years, and an assumed quota share program reported in our other specialty lines for the 2005 and prior accident years. These changes primarily affected the 2003 through 2006 accident years.

•	Excluding certain runoff business described below, during 2007, we recorded favorable development of $44.1 million. Most of this was from the 2003 and 2004 underwriting years in our diversified financial products line of business, which affected 2003 through 2005 accident years.

•	During 2008, we recorded adverse development of $34.1 million on certain run-off assumed accident and health reinsurance business reported in our discontinued lines of business due to our continuing evaluation of reserves, primarily on the 2000 accident year. During 2007, we recorded favorable development of $46.5 million on the same run-off accident and health business. The combined effect of these entries was favorable development of $12.4 million.

The gross deficiencies reflected in the above table for 1999 through 2003 resulted from the following:

•	During 2005, 2004 and 2003, we recorded $49.8 million, $127.7 million and $132.9 million, respectively, in gross losses on certain run-off assumed accident and health reinsurance business reported in our discontinued lines of business, due to our processing of additional information received and our continuing evaluation of reserves on this business. Collectively, these transactions primarily affected the 1999, 2000 and 2001 accident years.

•	The 2000 and 1999 years in the table were also adversely affected by late reporting loss information received during 2001 for certain other discontinued business.

The gross reserves in the discontinued lines of business, particularly with respect to run-off assumed accident and health reinsurance business, produced substantial adverse development from 2003 through 2005. This assumed accident and health reinsurance is primarily excess coverage for large losses related to workers’ compensation policies. Losses tend to develop and affect excess covers considerably after the original loss was incurred. Additionally, certain primary insurance companies that we reinsured have experienced financial difficulty and some of them are in liquidation, with guaranty funds now responsible for administering the business. Losses related to this business are historically late reporting. While we attempt to anticipate these conditions in setting our gross reserves, we have only been partially successful to date, and there could be additional adverse development in these reserves in the future. The gross losses that have developed adversely have been substantially reinsured and, therefore, the net effects have been much less.

The following table provides a reconciliation of the gross liability for loss and loss adjustment expense payable on the basis of generally accepted accounting principles (in thousands):

	2008	2007	2006

Gross reserves for loss and loss adjustment expense payable at beginning of year	$3,227,080	$3,097,051	$2,813,720
Gross reserve additions from acquired businesses	32,131	826	146,811
Foreign currency adjustment	(102,777)	34,202	46,422
Incurred loss and loss adjustment expense:
Provision for loss and loss adjustment expense for claims occurring in current year	1,707,538	1,443,031	1,222,139
Increase (decrease) in estimated loss and loss adjustment expense for claims occurring in prior years*	(72,044)	(90,621)	(3,301)

Incurred loss and loss adjustment expense	1,635,494	1,352,410	1,218,838

Loss and loss adjustment expense payments for claims occurring during:
Current year	474,346	460,192	439,614
Prior years	902,352	797,217	689,126

Loss and loss adjustment expense payments	1,376,698	1,257,409	1,128,740

Gross reserves for loss and loss adjustment expense payable at end of year	$3,415,230	$3,227,080	$3,097,051

*	Changes in loss and loss adjustment expense reserves for losses occurring in prior years reflect the gross effect of the resolution of losses for other than the reserve value and the subsequent adjustments of loss reserves.

The favorable development for 2008 related primarily to reserve reductions in our diversified financial products line of business on the 2005 and prior underwriting years, our London market account for the 2005 and prior accident years, and an assumed quota share program reported in our other specialty lines for the 2005 and prior accident years. This was partially offset by reserve increases on certain run-off assumed accident and health business reported in our discontinued lines. The favorable development for 2007 was caused by decreasing reserves on the same run-off accident and health business, plus other reductions primarily from our diversified financial products line of business on the 2003 and 2004 underwriting years.

This loss development triangle shows development in loss reserves on a net basis (in thousands):

	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999	1998

Reserves, net of reinsurance	$2,416,271	$2,342,800	$2,108,961	$1,533,433	$1,059,283	$705,200	$458,702	$313,097	$249,872	$273,606	$118,912
Reserve adjustments from acquisition (disposition) of subsidiaries	—	29,053	25,730	14,218	3,168	—	5,587	—	(6,048)	(3,343)	(410)
Effect on loss reserves of 1999 write off of reinsurance recoverables	—	—	—	—	—	—	—	—	—	—	63,851

Adjusted reserves, net of reinsurance	2,416,271	2,371,853	2,134,691	1,547,651	1,062,451	705,200	464,289	313,097	243,824	270,263	182,353
Cumulative paid, net of reinsurance, at:
One year later		687,675	556,096	222,336	172,224	141,677	115,669	126,019	102,244	145,993	56,052
Two years later			858,586	420,816	195,663	135,623	152,674	131,244	139,659	174,534	103,580
Three years later				588,659	337,330	124,522	115,214	163,808	118,894	185,744	113,762
Four years later					424,308	217,827	88,998	93,405	138,773	180,714	121,293
Five years later						313,315	155,708	59,936	158,935	197,416	120,452
Six years later							242,904	125,311	137,561	200,833	127,254
Seven years later								186,224	194,517	188,901	131,631
Eight years later									240,590	244,069	132,614
Nine years later										251,180	142,815
Ten years later											142,975
Re-estimated liability, net of reinsurance, at:
End of year	2,416,271	2,371,853	2,134,691	1,547,651	1,062,451	705,200	464,289	313,097	243,824	270,263	182,353
One year later		2,289,482	2,108,294	1,541,125	1,087,845	735,678	487,403	306,318	233,111	260,678	186,967
Two years later			1,997,867	1,514,632	1,087,123	770,497	500,897	338,194	222,330	254,373	175,339
Three years later				1,426,548	1,081,140	792,099	571,403	366,819	259,160	244,650	171,165
Four years later					1,040,333	808,261	585,741	418,781	267,651	258,122	163,349
Five years later						794,740	613,406	453,537	296,396	254,579	155,931
Six years later							597,666	462,157	305,841	271,563	157,316
Seven years later								455,279	311,344	277,841	156,376
Eight years later									307,262	279,412	155,016
Nine years later										274,668	159,514
Ten years later											151,261
Cumulative redundancy (deficiency)		$82,371	$136,824	$121,103	$22,118	$(89,540)	$(133,377)	$(142,182)	$(63,438)	$(4,405)	$31,092

The net redundancies reflected in the above table for 2005 through 2007 resulted primarily from the following:

•	Reserve reductions in 2008 from our diversified financial products line of business on the 2005 and prior underwriting years, our London market account for the 2005 and prior accident years, and an assumed quota share program reported in our other specialty lines for the 2005 and prior accident years. These changes primarily affected the 2003 through 2006 accident years.

•	Reserve reductions in 2007 from the 2003 and 2004 underwriting years in our diversified financial products line of business, which primarily affected the 2003 through 2005 accident years.

•	Reserve reductions in 2006 on prior year hurricanes and aviation, affecting primarily the 2004 and 2005 accident years.

The net deficiencies reflected in the above table for 1999 through 2004 resulted primarily from activity on certain run-off assumed accident and health business reported in our discontinued lines of business, as follows:

•	Commutation charges of $20.2 million, $26.0 million and $28.8 million recorded in 2006, 2005 and 2003, respectively.

•	Reserve strengthening of $27.3 million in 2004 to bring net reserves above our actuarial point estimate.

•	Collectively, these transactions primarily affected the 1999, 2000 and 2001 accident years.

The table below provides a reconciliation of the liability for loss and loss adjustment expense payable, net of reinsurance ceded, on the basis of generally accepted accounting principles (in thousands):

	2008	2007	2006

Net reserves for loss and loss adjustment expense payable at beginning of year	$2,342,800	$2,108,961	$1,533,433
Net reserve additions from acquired businesses	29,053	742	146,811
Foreign currency adjustment	(82,677)	27,304	36,957
Incurred loss and loss adjustment expense:
Provision for loss and loss adjustment expense for claims occurring in current year	1,294,244	1,210,344	1,018,382
Increase (decrease) in estimated loss and loss adjustment expense for claims occurring in prior years*	(82,371)	(26,397)	(6,526)

Incurred loss and loss adjustment expense	1,211,873	1,183,947	1,011,856

Loss and loss adjustment expense payments for claims occurring during:
Current year	397,103	422,058	397,760
Prior years	687,675	556,096	222,336

Loss and loss adjustment expense payments	1,084,778	978,154	620,096

Net reserves for loss and loss adjustment expense payable at end of year	$2,416,271	$2,342,800	$2,108,961

*	Changes in loss and loss adjustment expense reserves for losses occurring in prior years reflect the net effect of the resolution of losses for other than the reserve value and the subsequent adjustments of loss reserves.

The favorable development for 2008 related primarily to reserve reductions in our diversified financial products line of business on the 2005 and prior underwriting years, our London market account for the 2005 and prior accident years, and an assumed quota share program reported in our other specialty lines for the 2005 and prior accident years. The favorable development for 2007 related primarily to reserve reductions in our diversified financial products line of business from the 2003 and 2004 underwriting years. The favorable development for 2006 related to a reduction in prior year hurricane reserves and a reduction in aviation reserves, mostly offset by another commutation charge on the run-off accident and health business.

Deficiencies and redundancies in the reserves occur as we continually review our loss reserves with our actuaries, increasing or reducing loss reserves as a result of such reviews and as losses are finally settled and claims exposures are reduced. We believe we have provided for all material net incurred losses.

We write directors’ and officers’, professional indemnity and fiduciary liability coverage for public and private companies and not-for-profit organizations and continue to closely monitor our exposure to subprime and credit market related issues. We also write trade credit business and provide coverage for certain financial institutions, which have potential exposure to shareholder lawsuits as a result of the current economic environment. Based on our present knowledge, we believe our ultimate losses from these coverages will be contained within our current overall reserves for this business.

We have no material exposure to asbestos claims or environmental pollution losses. Our largest insurance company subsidiary only began writing business in 1981, and its policies normally contain pollution exclusion clauses that limit pollution coverage to “sudden and accidental” losses only, thus excluding intentional dumping and seepage claims. Policies issued by our other insurance company subsidiaries do not have significant environmental exposures because of the types of risks covered.

Enterprise Risk Management

Our Enterprise Risk Management (ERM) process provides us with a structured process for identifying business opportunities as well as downside risks or threats. This process enables us to assess risks in a more transparent and consistent manner, resulting in improved recognition, management and monitoring of risk. With ERM, we are creating a risk awareness culture throughout the organization that will allow us to continue to achieve strong risk management practices. In support of our ERM initiative, a Corporate Vice President who reports to the President and her staff are responsible for the process. Our Internal Risk Committee, composed of senior operating management, oversees the process. Our Board of Directors has established an Enterprise Risk Oversight Committee that monitors the ERM process on behalf of the Board of Directors.

Regulation

The business of insurance is extensively regulated by the government. At this time, the insurance business in the United States is regulated primarily by the individual states. Additional federal regulation of the insurance industry may occur in the future.

Our business depends on our compliance with applicable laws and regulations and our ability to maintain valid licenses and approvals for our operations. We devote a significant effort to obtain and maintain our licenses and to comply with the diverse and complex regulatory structure. In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, regulatory authorities are vested with broad discretion to grant, renew and revoke licenses and approvals and to implement regulations governing the business and operations of insurers, insurance agents, brokers and third party administrators.

Insurance Companies

Our insurance companies are subject to regulation and supervision by the states and by other jurisdictions in which they do business. Regulation by the states varies, but generally involves regulatory and supervisory powers exercised by a state insurance official. In the United States, the regulation and supervision of our insurance operations primarily entails:

•	approval of policy forms and premium rates,

•	licensing of insurers and their agents,

•	periodic examinations of our operations and finances,

•	prescription of the form and content of records of financial condition to be filed with the regulatory authority,

•	required levels of deposits for the benefit of policyholders,

•	requiring certain methods of accounting,

•	requiring reserves for unearned premium, losses and other purposes,

•	restrictions on the ability of our insurance companies to pay dividends,

•	restrictions on the nature, quality and concentration of investments,

•	restrictions on transactions between insurance companies and their affiliates,

•	restrictions on the size of risks insurable under a single policy, and

•	standards of solvency, including risk-based capital measurement (which is a measure developed by the National Association of Insurance Commissioners and used by state insurance regulators to identify insurance companies that potentially are inadequately capitalized).

In the United States, state insurance regulations are intended primarily for the protection of policyholders rather than shareholders. The state insurance departments monitor compliance with regulations through periodic reporting procedures and examinations. The quarterly and annual financial reports to the state insurance regulators utilize statutory accounting principles, which are different from the generally accepted accounting principles we use in our reports to shareholders. Statutory accounting principles, in keeping with the intent to assure the protection of policyholders, are generally based on a liquidation concept, while generally accepted accounting principles are based on a going-concern concept.

In the United States, state insurance regulators classify direct insurance companies and some individual lines of business as “admitted” (also known as “licensed”) insurance or “non-admitted” (also known as “surplus lines”) insurance. Surplus lines insurance is offered by non-admitted companies on risks that are not insured in the particular state by admitted companies. All surplus lines insurance is required to be written through licensed surplus lines insurance brokers, who are required to be knowledgeable of and to follow specific state laws prior to placing a risk with a surplus lines insurer. Our insurance companies offer products on both an admitted and surplus lines basis.

U.S. state insurance regulations also affect the payment of dividends and other distributions by insurance companies to their shareholders. Generally, insurance companies are limited by these regulations in the payment of dividends above a specified level. Dividends in excess of those thresholds are “extraordinary dividends” and are subject to prior regulatory approval. Many states require prior regulatory approval for all dividends.

In the United Kingdom, the Financial Services Authority supervises all securities, banking and insurance businesses, including Lloyd’s of London. The Financial Services Authority oversees compliance with established periodic auditing and reporting requirements, risk assessment reviews, minimum solvency margins, dividend restrictions, restrictions governing the appointment of key officers, restrictions governing controlling ownership interests and various other requirements. All of our United Kingdom operations, including Houston Casualty Company-London, are authorized and regulated by the Financial Services Authority.

HCC Europe is domiciled in Spain and operates on the equivalent of an “admitted” basis throughout the European Union. HCC Europe’s primary regulator is the Spanish General Directorate of Insurance and Pension Funds of the Ministry of the Economy and Treasury (Dirección General de Seguros y Fondos de Pensiones del Ministerio de Economía y Hacienda).

Underwriting Agencies and Reinsurance and Insurance Brokers

In addition to the regulation of insurance companies, the states impose licensing and other requirements on the underwriting agency and service operations of our other subsidiaries. These regulations relate primarily to:

•	advertising and business practice rules,

•	contractual requirements,

•	financial security,

•	licensing as agents, brokers, reinsurance brokers, managing general agents or third party administrators,

•	limitations on authority, and

•	recordkeeping requirements.

Statutory Accounting Principles

The principal differences between statutory accounting principles for our domestic insurance company subsidiaries and generally accepted accounting principles, the method by which we report our consolidated financial results to our shareholders, are as follows:

•	a liability is recorded for certain reinsurance recoverables under statutory accounting principles whereas, under generally accepted accounting principles, there is no such provision unless the recoverables are deemed to be doubtful of collection,

•	certain assets that are considered “non-admitted assets” are eliminated from a balance sheet prepared in accordance with statutory accounting principles, but are included in a balance sheet prepared in accordance with generally accepted accounting principles,

•	only some of the deferred tax asset is recognized under statutory accounting principles,

•	fixed income investments classified as available for sale are recorded at market value for generally accepted accounting principles and at amortized cost under statutory accounting principles,

•	outstanding losses and unearned premium are reported on a gross basis under generally accepted accounting principles and on a net basis under statutory accounting principles, and

•	under statutory accounting principles, policy acquisition costs are expensed as incurred and, under generally accepted accounting principles, such costs are deferred and amortized to expense as the related premium is earned.

Our international insurance company subsidiaries’ accounting principles are prescribed by regulatory authorities in each country. The prescribed principles do not vary significantly from generally accepted accounting principles.

Insurance Holding Company Acts

Because we are an insurance holding company, we are subject to the insurance holding company system regulatory requirements of a number of states. Under these regulations, we are required to report information regarding our capital structure, financial condition and management. We are also required to provide prior notice to, or seek the prior approval of, insurance regulatory authorities of certain agreements and transactions between our affiliated companies. These agreements and transactions must satisfy certain regulatory requirements.

Assessments

Many states require insurers licensed to do business in the state to bear a portion of the loss suffered by some insureds as a result of the insolvency of other insurers or to bear a portion of the cost of insurance for “high-risk” or otherwise uninsured individuals. Depending upon state law, insurers can be assessed an amount that is generally limited to between 1% and 2% of premiums written for the relevant lines of insurance in that state. Part of these payments may be recoverable through premium rates, premium tax credits or policy surcharges. Significant increases in assessments could limit the ability of our insurance subsidiaries to recover such assessments through tax credits or other means. In addition, there have been some legislative efforts to limit policy surcharges or repeal the tax offset provisions. We cannot predict the extent to which such assessments may increase or whether there may be limits imposed on our ability to recover or offset such assessments.

Insurance Regulations Concerning Change of Control

Many state insurance regulatory laws contain provisions that require advance approval by state agencies of any change of control of an insurance company that is domiciled or, in some cases, has substantial business in that state. “Control” is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company that controls a domestic insurance company. HCC owns, directly or indirectly, all of the shares of stock of insurance companies domiciled in a number of states. Any purchaser of shares of common stock representing 10% or more of the voting power of our common stock will be presumed to have acquired control of our domestic insurance subsidiaries unless, following application by that purchaser, the relevant state insurance regulators determine otherwise. Any transactions that would constitute a change in control of any of our individual insurance subsidiaries would generally require prior approval by the insurance departments of the states in which the insurance subsidiary is domiciled. Also, one of our insurance subsidiaries is domiciled in the United Kingdom and another in Spain. Insurers in those countries are also subject to change of control restrictions under their individual regulatory frameworks. These requirements may deter or delay possible significant transactions in our common stock or the disposition of our insurance companies to third parties, including transactions which could be beneficial to our shareholders.

Risk-Based Capital

The National Association of Insurance Commissioners has developed a formula for analyzing insurance companies called risk-based capital. The risk-based capital formula is intended to establish minimum capital thresholds that vary with the size and mix of an insurance company’s business and assets. It is designed to identify companies with capital levels that may require regulatory attention. At December 31, 2008, each of our domestic insurance companies’ total adjusted capital was significantly in excess of the authorized control level risk-based capital.

Insurance Regulatory Information System

The National Association of Insurance Commissioners has developed a rating system, the Insurance Regulatory Information System, primarily intended to assist state insurance departments in overseeing the financial condition of all insurance companies operating within their respective states. The Insurance Regulatory Information System consists of eleven key financial ratios that address various aspects of each insurer’s financial condition and stability. Our insurance companies’ Insurance Regulatory Information System ratios generally fall within the usual prescribed ranges.

Terrorism Risk Insurance Act

The Federal Terrorism Risk Insurance Act (TRIA) was initially enacted in 2002 for the purpose of ensuring the availability of insurance coverage for certain acts of terrorism, as defined in the TRIA. The Terrorism Risk Insurance Extension Act of 2005 extended TRIA through December 31, 2007. On December 26, 2007, the President signed into law the Terrorism Risk Insurance Program Reauthorization Act of 2007 (Reauthorization Act). The Reauthorization Act extends the program through December 31, 2014. A major provision of the Reauthorization Act is the revision of the definition of “Act of Terrorism” to remove the requirement that the act of terrorism be committed by an individual acting on behalf of any foreign person or foreign interest in order to be certified under the Reauthorization Act. The Reauthorization Act sets the Federal share of compensation (subject to a $100.0 million program trigger) for program years 2008 — 2014 at 85%, excess of our retention level, up to the maximum annual liability cap of $100.0 billion.

Under the Reauthorization Act, we are required to offer terrorism coverage to our commercial policyholders in certain lines of business, for which we may, when warranted, charge an additional premium. The policyholders may or may not accept such coverage. The Reauthorization Act also established a deductible that each insurer would have to meet before Federal reimbursement would occur. For 2009, our deductible is approximately $100.7 million.

Legislative Initiatives

In recent years, state legislatures have considered or enacted laws that modify and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. State insurance regulators are members of the National Association of Insurance Commissioners, which seeks to promote uniformity of and to enhance the state regulation of insurance. In addition, the National Association of Insurance Commissioners and state insurance regulators, as part of the National Association of Insurance Commissioners’ state insurance department accreditation program and in response to new federal laws, have re-examined existing state laws and regulations, specifically focusing on insurance company investments, issues relating to the solvency of insurance companies, licensing and market conduct issues, streamlining agent licensing and policy form approvals, adoption of privacy rules for handling policyholder information, interpretations of existing laws, the development of new laws and the definition of extraordinary dividends.

In recent years, a variety of measures have been proposed at the federal level to reform the current process of Federal and state regulation of the financial services industries in the United States, which include the banking, insurance and securities industries. These measures, which are often referred to as financial services modernization, have as a principal objective the elimination or modification of regulatory barriers to cross-industry combinations involving banks, securities firms and insurance companies. Also, the Federal government has from time to time considered whether to impose overall federal regulation of insurers. If so, we believe state regulation of the insurance business would likely continue. This could result in an additional layer of federal regulation. In addition, some insurance industry trade groups are actively lobbying for legislation that would allow an option for a separate Federal charter for insurance companies. The full extent to which the Federal government could decide to directly regulate the business of insurance has not been determined by lawmakers.

State regulators in many states have initiated or are participating in industry-wide investigations of sales and marketing practices in the insurance industry. Such investigations have resulted in restitution and settlement payments by some companies and criminal charges against some individuals. The investigations have led to changes in the structure of compensation arrangements, the offering of certain products and increased transparency in the marketing of many insurance products. We have cooperated fully with any such investigations and, based on presently available information, do not expect any adverse results from such investigations.

We do not know at this time the full extent to which these Federal or state legislative or regulatory initiatives will or may affect our operations and no assurance can be given that they would not, if adopted, have a material adverse effect on our business or our results of operations.

Employees

At December 31, 2008, we had 1,864 employees. Of this number, 946 are employed by our insurance companies, 625 are employed by our underwriting agencies, 78 are employed by our reinsurance and insurance brokers and 215 are employed at the corporate headquarters and elsewhere. We are not a party to any collective bargaining agreement and have not experienced work stoppages or strikes as a result of labor disputes. We consider our employee relations to be good.